Exhibit 5.1

June 29, 2017

Golar LNG Partners LP

2nd Floor, S.E. Pearman Building

9 Par-la-Ville Road

Hamilton, Bermuda HM 11

Re:                             Golar LNG Partners LP

Ladies and Gentlemen:

We have acted as special counsel to Golar LNG Partners LP (the “Partnership”), a Marshall Islands limited partnership, as to matters of the law of the Republic of the Marshall Islands in connection with the preparation of a registration statement on Form F-3 (such registration statement, as it may be amended or supplemented, the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof, relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and offering by the Partnership in one or more public offerings (collectively, the “Offering”) of up to $150 million of the common units representing limited partner interests in the Partnership (the “Common Units”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Partnership included in the Registration Statement (the “Prospectus”); (iii) the Second Amended and Restated Agreement of Limited Partnership, dated October 19, 2016, of Golar LNG Partners LP (the “Partnership Agreement”) and (iv) such corporate documents and records of the Partnership and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Partnership and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus and any related supplement thereto to be executed in connection with the Offering will have been duly authorized, executed and delivered by each of the parties thereto; (ii) the terms of the Offering will comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and any related supplement thereto and all of the instruments, agreements and other documents relating thereto or executed in connection therewith; (iii) the Partnership will have taken all actions necessary to authorize the terms of the Offering and the issuance and sale of the Common Units; and (iv) the Common Units will be issued and delivered in accordance with the terms of the applicable underwriting or similar agreement approved by the Partnership.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands, the Common Units have been duly authorized, and when issued, sold and paid for as contemplated in the Prospectus, such Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands Limited Partnership Act and except as may otherwise be provided in the Partnership Agreement).

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof.  We express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP